Exhibit 99.4

Option Exchange Program

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Option Exchange Program Communications

Please be aware that these communications do not constitute an offer of any securities for sale or the solicitation of an offer to buy any securities, nor will there be any such offer or solicitation in any state or country where such offer or solicitation is not permitted. RFMD has not yet commenced the Option Exchange Program and must receive shareholder approval for the Option Exchange Program at RFMD's 2005 annual meeting of shareholders before such Option Exchange Program may be completed. RFMD's Board of Directors reserves the right to amend, postpone or terminate the proposed Option Exchange Program prior to the end of the exchange offer period. If and at the time the Option Exchange Program is commenced, RFMD will provide optionholders who are eligible to participate in the Option Exchange Program with written materials explaining the precise terms and timing of the Option Exchange Program. Persons who are eligible to participate in the Option Exchange Program should read these written materials carefully when they become available because they will contain important information about the Option Exchange Program, including certain risks associated with the Option Exchange Program. Upon the commencement of the Option Exchange Program, RFMD will also file the written materials relating to the Option Exchange Program with the Securities and Exchange Commission (the SEC) as part of a tender offer statement. Copies of these written materials and other documents filed by RFMD with the SEC will be available free of charge from the SEC's website at www.sec.gov.

Page Links
  Press Release dated April 26, 2005
  Employee memo from Bob Bruggeworth dated April 26, 2005
  Manager memo from Dean Priddy dated April 26, 2005
  Excerpts from RFMD Q4 earnings conference call on April 26, 2005
  RFMD 2005 Proxy Statement, filed with the SEC on June 14, 2005
  Employee memo from Bob Bruggeworth dated June 14, 2005
  Frequently Asked Questions dated June 14, 2005
  Employee memo from Bob Bruggeworth dated June 29, 2005